ARRANGEMENT AGREEMENT

         THIS ARRANGEMENT AGREEMENT dated as of June 16, 1999 (this "Agreement"), is made and entered into by and between Greka Energy Corporation, a Colorado corporation ("Greka"),and Beaver Lake Resources Corporation, an Alberta corporation ("Beaver Lake").

         WHEREAS, in furtherance of the Arrangement, the Board of Directors of Beaver Lake has agreed to submit the Plan of Arrangement in the form of Exhibit 1 hereto and the other transactions contemplated by this Agreement to its shareholders for approval;

         WHEREAS, in furtherance of the Arrangement, following approval by the shareholders of Beaver Lake of the transactions contemplated by this Agreement, Beaver Lake will submit the Plan of Arrangement to the Court for approval; and

         WHEREAS,   the   parties   hereto   desire   to   set   forth   certain
representations, warranties and covenants made by each to the other as an inducement to the consummation of the Arrangement;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION
1.1      Definitions

         In this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

"ABCA" means the Business Corporations Act (Alberta), S.A. 1981, C. B-15, as amended from time to time, including the regulations promulgated thereunder;

"ASE" means The Alberta Stock Exchange.

"Affiliate" with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person;

"Acquisition Proposal" has the meaning set forth in Section 5.5;

"Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement;

"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the ABCA to be sent to the Registrar after the Final Order is made;

"Beaver Lake Articles" means Beaver Lake's Articles of Amalgamation, as amended;

"Beaver Lake Assets" means all of the assets and properties of Beaver Lake;

"Beaver Lake Certificate" means a certificate that immediately prior to the Effective Date represented outstanding Beaver Lake Common Shares;

"Beaver Lake Commission Filings" means all reports and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Beaver Lake with the ASE or the Commissions, through the date of this Agreement, together with any amendments thereto;

"Beaver Lake Affiliates" has the meaning set forth in Section 6.2(h);

"Beaver Lake Common Shareholders" means the holders of the Beaver Lake Common Shares;

"Beaver  Lake Common  Shares"  means the common  shares in the capital of Beaver
Lake;

"Beaver Lake Disclosure Letter" means the disclosure letter delivered by Beaver Lake to Greka on the date hereof;

"Beaver Lake MAE" means (i) a single event, occurrence or fact that (together with all other events, occurrences and facts) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of Beaver Lake or (ii) an item that prevents or adversely affects the ability of Beaver Lake to perform and comply with its obligations under this Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby;

"Beaver Lake Non-Voting Shares" means the convertible non-voting shares in the capital of Beaver Lake;

"Beaver Lake Options" means the outstanding  options to purchase an aggregate of
o Beaver Lake Common Shares under the Beaver Lake Option Plan and Beaver Lake Share Option Agreements;

"Beaver Lake Option Plan" means the Beaver Lake Resources Corporation Stock Option Plan;

"Beaver Lake Permits" has the meaning set forth in Section 3.2(o);

"Beaver Lake Shareholders Meeting" means the annual and special meeting of the shareholders of Beaver Lake (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;

"Benefit Program or Agreement" means any stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, pension plan, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding to which Beaver Lake is a party or has any obligation;

"Business Day" means, with respect to any action to be taken, any day other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken;

"Closing" means the closing of the transactions contemplated by this Agreement on the Effective Date;

"Commissions" means the Securities Commissions in Ontario, Alberta and British Columbia;

"Court" means the Court of Queen's Bench of Alberta;

"Demands" means any claims, actions, suits, investigations, inquiries or proceedings;

"Depositary" means Montreal Trust Company of Canada at its offices located at 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8;

"Effective Date" means the date the Articles of Arrangement are accepted for filing by the Registrar;

"Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business;

"Final Order" means the final order of the Court approving the Arrangement to be applied for following the Beaver Lake Shareholders Meeting pursuant to section 186(9) of the ABCA;

"Greka Common Stock" means the common stock of Greka;

"Greka MAE" means (i) a single event, occurrence or fact that (together with all other events, occurrences and facts) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of Greka and its subsidiaries on a consolidated basis or (ii) an item that prevents or adversely affects the ability of Greka to perform and comply with its obligations under this Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby;

"Governmental Entity" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities, and any arbitration board or panel;

"GST"  means any and all  taxes  payable  under  Part IX of the  Excise  Tax Act
(Canada)  as  amended  from  time  to  time  and  any  regulations   promulgated
thereunder;

"Interim Order" means the interim order of the Court made in connection with the approval of the Arrangement;

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

"Lien" means any lien, mortgage, pledge, security interest, restriction on transfer, option, charge, right of any third Person or any other encumbrance of any nature;

"NASDAQ" means the NASDAQ stock listing and exchange systems.

"Other Agreements" means, other than this Agreement, the agreements and instruments contemplated to be executed and delivered in connection with the Arrangement;

"Permitted Liens" means (A) Liens for taxes not due and payable and (B) inchoate mechanics', warehousemen's and other statutory Liens incurred in the ordinary course of business;

"Person"  means  an  individual,   corporation,   limited   liability   company,
partnership, Governmental Entity or any other entity;

"Plan of  Arrangement"  means  the plan of  arrangement,  which is  attached  as
Exhibit 1 and any  amendment  or  supplement  thereto  made in  accordance  with
Section 7.3;

"Policy 9.1" means Policy Statement 9.1 of the Ontario Securities Commission;

"Proprietary Rights" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, names, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, in each case that are used in the conduct of the business of Beaver Lake or any Beaver Lake Subsidiary;

"Proxy Circular" means the proxy circular, as amended or supplemented from time to time, relating to the approval by the Beaver Lake Common Shareholders at the Beaver Lake Shareholders Meeting of the Arrangement;

"Recommendation" has the meaning set forth in Section 5.1(c);

"Registrar" means the Registrar of Corporations appointed pursuant to section 253 of the ABCA;

"SEC" means the United States Securities and Exchange Commission;

"SEC Documents" means Greka's Annual Report or Form 10-KSB dated December 31, 1998, and Form 10-Q dated March 31, 1999, its Current Reports on Form 8-K and its proxy statement with respect to the Special Meeting of Stockholders of Greka held on March 24, 1999;

"Securities Act" means the United States Securities Act of 1933, as amended;

"Sproule" means Sproule Associates Limited;

"Sproule Report" means the report dated December 31, 199 prepared by Sproule evaluating Beaver Lake's reserves of oil, natural gas liquids and natural gas as at December 31, 1998;

1.2      Exhibit

         The following Exhibit is annexed to and incorporated into this Agreement by reference and is deemed to be a part hereof:

         Exhibit 1 -- Plan of Arrangement

                                    ARTICLE 2
                                 THE ARRANGEMENT
2.1      Court Approval

         As soon as reasonably practicable, Beaver Lake shall apply to the Court pursuant to section 186 of the ABCA for an order approving the Arrangement and in connection with such application shall:

(a) forthwith file, proceed with and diligently prosecute an application for an Interim Order under section 186(4) of the ABCA providing for, among other things, the calling and holding of the Beaver Lake Shareholders Meeting as provided for in Section 5.1(a) for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b) subject to obtaining such approval of the Beaver Lake Common Shareholders as may be directed by the Court in the Interim Order, take the steps necessary to submit the Arrangement to the Court and apply for the Final Order, and, subject to the fulfilment of the conditions set forth in Article 6, shall deliver to the Registrar Articles of Arrangement and such other documents as may be required to give effect to the Arrangement.

2.2      Closing

         The Closing shall take place at the offices of McCaffery Goss Mudry, 2200 736 6th Avenue S.W. Calgary,Alberta, Canada, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6 but not later than three Business Days after the Final Order is granted or at such other time and place and on such other date as Greka and Beaver Lake shall agree; provided that the closing conditions set forth in Article 6 shall have been satisfied or waived at or prior to such time.

2.3      Consummation of the Arrangement

         At the Closing, the parties hereto will cause the Arrangement to be consummated by filing with the Registrar the Articles of Arrangement in such form as required by, and executed in accordance with, the relevant provisions of the ABCA and the Final Order.

2.4      Effects of the Arrangement

         The Arrangement shall have the effects set forth in the applicable provisions of the ABCA and the Final Order.

2.5      Conversion of Securities

         Subject to the terms and conditions of this Agreement, at the Effective Date, by virtue of the Arrangement and without any further action on the part of any of the parties hereto or their shareholders, each Beaver Lake Common Share issued and outstanding immediately prior to the Effective Date and held other than by Greka shall be exchanged for Greka Common Stock on the basis of one share of Greka Common Stock for every 74.40 Beaver Lake Common Shares. If the application of the foregoing exchange ratio to the aggregate number of Beaver Lake Common Shares beneficially owned by a Beaver Lake Common Shareholder would result in such holder being entitled to receive a fraction of a share of Greka Common Stock, then in respect of such fraction the holder shall receive a cash payment from Greka for an amount equal to such fractional interest multiplied by $9.15(U.S.).

2.6      Taking of Necessary Action; Further Action

         The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Arrangement as promptly as possible.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of Greka

         Greka hereby represents and warrants to Beaver Lake that:

(a) Organization and Compliance with Law Greka is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Greka has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have such authorization would not have a Greka MAE. Greka is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Greka MAE. Greka is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Greka MAE.

(b) Capitalization The authorized capital stock of Greka consists of 50,000,000 shares of Greka Common Stock, of which 4,352,589 shares were issued and outstanding as of the date hereof.

(c) Authorization and Validity of Agreement The execution and delivery by Greka of this Agreement and the Other Agreements and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Greka and is a valid and binding obligation of Greka, enforceable against Greka in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The Other Agreements, when executed and delivered by Greka, as applicable, will constitute valid and binding obligations of Greka , enforceable against them in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

(d) No Approvals or Notices Required; No Conflict Neither the execution and delivery of this Agreement nor the performance by Greka of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Greka, will (i) conflict with the articles or bylaws of Greka; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Greka; (iii) except for (A) issuance of the Interim Order and the Final Order by the Court, (B) requirements of Canadian, United States, provincial or state securities laws, (C) requirements of notice filings in such foreign jurisdictions as may be applicable and (D) the filing of Articles of Arrangement in accordance with the ABCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Greka .; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any Lien upon any properties, assets or business of Greka under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Greka is a party or by which it or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that, in the aggregate, would not have a Greka MAE.

(e) Voting Requirements No vote of the holders of shares of the capital stock of Greka is necessary to approve this Agreement and the Arrangement.

(f) Information Supplied The information supplied or to be supplied by Greka for inclusion or incorporation by reference in the Proxy Circular shall, at the date the Proxy Circular is first mailed to Beaver Lake Common Shareholders and at the time of the Beaver Lake Shareholders Meeting, be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Alberta)).

(g) Authorization for Greka Common Stock Greka has taken all necessary action to permit it to issue the number of shares of Greka Common Stock required to be issued pursuant to the terms of the Plan of Arrangement and this Agreement. The shares of Greka Common Stock issued pursuant to the terms of the Plan of Arrangement and this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

(h) SEC Documents Greka has provided to Beaver Lake the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Greka included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Greka and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the SEC Documents, no event has occurred since the date of filing of such documents that would constitute a Greka MAE.

(i) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events Since December 31, 1998, except as contemplated by this Agreement or as disclosed in the SEC Documents, there has not been: (i) a Greka MAE or (ii) any other condition, event or development that reasonably may be expected to result in a Greka MAE.

(j) Litigation Except as disclosed in writing to Beaver Lake, there are no Demands pending or, to the knowledge of Greka, threatened against or affecting (i) Greka or any of its properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans or
         (ii) any Greka Subsidiary or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, before or by any Governmental Entity wherever located that (x) could prevent or hinder the consummation of the transactions contemplated by this Agreement or the Plan of Arrangement; or (y) would otherwise, if adversely determined, have a Greka MAE.

(k) Environmental Matters To Greka's knowledge, the properties, operations and activities of Greka comply in all material respects with all applicable Environmental Laws, except for failures to comply that would not have a Greka MAE; and (ii) Greka is not subject to any existing, pending or, to its knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law which, if adversely determined, would have a Greka MAE. Except as may be disclosed in SEC Documents filed by Saba or otherwise made in writing.

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

(l) Compliance with Laws Greka holds all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold could not reasonably be expected to have a Greka MAE (the "Greka Permits"). To Greka's knowledge, all applications with respect to the Greka Permits (excluding applications for such Greka Permits where the failure to so hold could not reasonably be expected to have a Greka
         MAE) were complete and correct in all material respects when made and Greka does not know of any reason why any of the Greka Permits would be subject to cancellation, excluding such Greka Permits where the cancellation of the same could not reasonably be expected to have a Greka MAE. Greka is in compliance with the terms of the Greka Permits except where the failure to so comply could not reasonably be expected to have a Greka MAE. Greka has not violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Greka or its business, assets or operations, except for violations and failures to comply that would not have a Greka MAE.

(m) Title to Property To Greka's knowledge, it has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except where such failure to comply or to be in full force and effect could not reasonably be expected to have a Greka MAE.

3.2      Representations and Warranties of Beaver Lake.

         Beaver Lake hereby represents and warrants to Greka that:

(a) Organization Beaver Lake is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta. Beaver Lake has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have such governmental authority would not have a Beaver Lake MAE. Beaver Lake is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Beaver Lake MAE. Beaver Lake is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Beaver Lake MAE.

(b)      Capitalization

         (i) The authorized share capital of Beaver Lake consists of an unlimited number of Beaver Lake Common Shares, there are 19,466,666 Beaver Lake Common Shares issued and outstanding. No other shares in the capital of Beaver Lake are outstanding. All issued and outstanding Beaver Lake Common Shares are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Beaver Lake is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its shares, or any agreement or arrangement providing for registration rights with respect to any shares or other securities of Beaver Lake.

         (ii) Other than the Beaver Lake Options (all of which Beaver Lake Options shall be cancelled prior to the filing of the Articles of Arrangement), there are not now, and at the Effective Date there will not be, any (A) shares of capital or other equity securities of Beaver Lake outstanding, other than the 19,466,666 Beaver Lake Common Shares currently issued and outstanding and any additional Beaver Lake Common Shares issued after the date hereof and prior to the Effective Date pursuant to the exercise of Beaver Lake Options, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of share capital of Beaver Lake, or contracts, understandings or arrangements to which Beaver Lake is a party, or by which it is or may be bound, to issue additional shares of its capital or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital.

(c) Authorization and Validity of Agreement Beaver Lake has all requisite corporate power and authority to enter into this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Beaver Lake of this Agreement and the Other Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (subject only, with respect to the Arrangement, to approval of this Agreement by the Beaver Lake Common Shareholders as provided for in Section 5.1). On or prior to the date hereof the Board of Directors of Beaver Lake has determined to recommend approval of the Arrangement to the Beaver Lake Common Shareholders, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Beaver Lake and is the valid and binding obligation of Beaver Lake enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The Other Agreements, when executed and delivered by Beaver Lake, as applicable, will constitute valid and binding obligations of Beaver Lake, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

(d) No Approvals or Notices Required; No Conflict with Instruments to which Beaver Lake is a Party The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Beaver Lake or any of the Beaver Lake Subsidiaries under, any provision of (i) the Beaver Lake Articles or bylaws of Beaver Lake, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Beaver Lake or its properties or assets, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to any Beaver Lake Subsidiary, or it's properties or assets and (iv) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Beaver Lake or its properties or assets, other than, in the case of clauses
         (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Beaver Lake MAE. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Beaver Lake in connection with the execution and delivery of this Agreement by Beaver Lake or the consummation by Beaver Lake of the transactions contemplated hereby, except for (i) issuance of the Interim Order and the Final Order, (ii) the filing with the ASE and Commissions of the Proxy Circular, (iii) the filing of the Articles of Arrangement with the Registrar with respect to the Arrangement as provided in the ABCA and the Final Order and appropriate documents with the relevant authorities of other jurisdictions in which Beaver Lake is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in Section 2 of the Beaver Lake Disclosure Letter.

(e) Commission Filings; Financial Statements Beaver Lake is a reporting issuer under the securities laws of Ontario, Alberta and British Columbia and is not in default of any requirement of such securities laws and it is in compliance with the bylaws, rules and regulations of the ASE, being the only exchange upon which the Beaver Lake Common Shares are listed. Beaver Lake has filed all reports and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the ASE and the Commissions. Beaver Lake has heretofore delivered to Greka copies of the Beaver Lake Commission Filings. As of the dates of it's filing with the ASE or the Commissions, the Beaver Lake Commission Filings complied in all material respects with the applicable securities laws, the rules and regulations of the Commissions thereunder and the bylaws, rules and regulations of the ASE, and were true and complete in all material respects and did not contain any misrepresentation (as defined in the Securities Act (Alberta)).

         Each of the financial statements (including any related notes or schedules) included in the Beaver Lake Commission Filings was prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the ASE and the
Commissions. Such consolidated financial statements fairly present the consolidated financial position of Beaver Lake as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Beaver Lake has no liabilities, absolute or contingent, that may reasonably be expected to have a Beaver Lake MAE, that are not reflected in the Beaver Lake Commission Filings, except those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money.

(f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events Since December 31, 1998, except as contemplated by this Agreement or as disclosed in the Beaver Lake Commission Filings, Beaver Lake has conducted its business only in the ordinary and usual course in accordance with past practice, and there has not been: (i) a Beaver Lake MAE or any other material adverse change in the financial condition, results of operations, prospects, assets or business of Beaver Lake, taken as a whole, or (ii) any other condition, event or development that reasonably may be expected to result in any such material adverse change or a Beaver Lake MAE; (iii) any change by Beaver Lake in its accounting methods, principles or practices; (iv) any amendment to the Beaver Lake Articles, bylaws or other governing documents or any resolutions or proceedings pending for any amendment thereto, except as may be contemplated therein; (v) except as disclosed in Section 3 of the Beaver Lake Disclosure Letter, any revaluation by Beaver Lake of any of its assets, including, without limitation, writing down the value of or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice; (vi) any entry by Beaver Lake into any commitment or transaction that would be material to Beaver Lake and not in the ordinary course of business; (vii) any declaration, setting aside or payment of any dividends or distributions in respect of the Beaver Lake Common Shares or any redemption, purchase or other acquisition of any of its securities; (viii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Beaver Lake; (ix) any increase in indebtedness of borrowed money other than borrowing under existing credit facilities as disclosed in Section 3 of the Beaver Lake Disclosure Letter; (x) any granting of a security interest or Lien on any property or assets of Beaver Lake, other than Permitted Liens; or (xi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any directors, officers or key employees of Beaver Lake or for which Beaver Lake would be responsible.

(g) Litigation Except as disclosed in writing to Greka, there are no Demands pending or, to the knowledge of Beaver Lake, threatened against or affecting (i) Beaver Lake or any of its properties at law or in equity, or any of it's employee benefit plans or fiduciaries of such plans or (ii) any of its properties at law or in equity, or any of it's employee benefit plans or fiduciaries of such plans, before or by any Governmental Entity, wherever located that (x) could prevent or hinder the consummation of the transactions contemplated by this Agreement or the Plan of Arrangement; or (y) would otherwise, if adversely determined, have a Beaver Lake MAE. Except as disclosed in writing to Greka, Beaver Lake is not subject to any material judicial, governmental or administrative order, writ, judgment, injunction or decree.

(h) Disclosure Beaver Lake has made disclosure of all material facts (as defined in the Securities Act (Alberta)) relating to its business and financial affairs to Greka and acknowledges that Greka is relying upon such disclosure in determining whether to proceed with the Plan of Arrangement.

(i)      Employee Benefit Plans

         (i) None of the employees of Beaver Lake are subject to union or collective bargaining agreements.

         (ii) To the best knowledge of Beaver Lake, no officer or director of Beaver Lake or Benefit Plans, or trusts created thereunder, or trustee or administrator thereof, has engaged in any prohibited transaction or act or any other breach of fiduciary responsibility that could subject Beaver Lake to any tax or penalty or to any liability under any applicable law or regulation.
(j)      Taxes

         (i) Beaver Lake has duly and timely filed, in all material respects, in proper form, returns in respect of taxes under the Income Tax Act (Canada), the Alberta Corporate Tax Act, the income tax legislation of any other province of Canada or any foreign country having jurisdiction over its affairs, and similar legislation of other provinces having jurisdiction over its affairs, for all prior periods in respect of which such filings have heretofore been required. All taxes shown on such returns and all taxes now owing, including interest and penalties, have been paid or accrued on Beaver Lake's books. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, provincial or other income tax return for any period. There is no material claim against Beaver Lake with respect to any taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any tax return of or with respect to Beaver Lake that has not been adequately provided for in reserves established by Beaver Lake. All income tax returns of or with respect to Beaver Lake up to and including December 31, 1998, have been assessed by the applicable Governmental Entity. The time period for reassessment under the Income Tax Act (Canada) and the Alberta Corporate Tax Act in the absence of misrepresentation attributable to negligence, carelessness, wilful default or fraud has expired for all periods up to and including the tax year ended 1993. The total amounts set up as liabilities for current and deferred taxes in the consolidated financial statements included in the Beaver Lake Commission Filings have been prepared in accordance with Canadian generally accepted accounting principles and are sufficient to cover the payment of all material taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Beaver Lake through the periods covered thereby. Except for statutory Liens for current taxes not yet due, no Liens for taxes exist upon the assets of Beaver Lake.

         (ii) Beaver Lake and each Beaver Lake Subsidiary has remitted to the proper tax authority when required by law to do so, all amounts payable by it on account of GST and is a "taxable Canadian corporation" for the Income Tax Act (Canada).

         (iii) As of the Effective Date, Beaver Lake shall have fully accrued for all taxes that may be required to be paid as a result of the transactions contemplated hereby.

(k) Environmental Matters Except as set forth in Section 5 of the Beaver Lake Disclosure Letter, (i) the properties, operations and activities of Beaver Lake comply in all material respects with all applicable Environmental Laws; (ii) none of Beaver Lake is subject to any existing, pending or, to the knowledge of Beaver Lake, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law; (iii) except where the failure would not have a Beaver Lake MAE, all notices, permits,licenses, or similar authorizations, if any, required to be obtained or filed by Beaver Lake under any Environmental Law in connection with any aspect of the business of Beaver Lake or any Beaver Lake Subsidiary, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Arrangement and Beaver Lake and each Beaver Lake Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Beaver Lake and each Beaver Lake Subsidiary has satisfied and is currently in compliance in all material respects with all financial responsibility requirements applicable to its operations and imposed by any Governmental Entity under any Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (v) to Beaver Lake's knowledge, there are no physical or environmental conditions existing on any property currently owned or leased or presently owned or leased by Beaver Lake or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and (vi) to Beaver Lake's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Beaver Lake or used in connection with their properties or operations have been transported only by carriers authorized under
         Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Beaver Lake, such carriers and facilities have been and are operating in compliance in all material respects with such authorizations and are not the subject of any existing, pending, or overtly threatened action, investigation, or inquiry by any Governmental Entity in connection with any Environmental Laws.

(l) Severance Payments Except as set forth in Section 6 of the Beaver Lake Disclosure Letter, Beaver Lake will not have any liability or obligation to pay a severance payment or similar obligation to any of its employees, officers, or directors as a result of the Arrangement or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Arrangement or the transactions contemplated by this Agreement or the Other Agreements in the event of the subsequent termination of their employment.

(m) Compliance with Laws Beaver Lake holds all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold could not reasonably be expected to have a Beaver Lake MAE (the "Beaver Lake Permits"). All applications with respect to the Beaver Lake Permits were complete and correct in all material respects when made and Beaver Lake does not know of any reason why any of the Beaver Lake Permits would be subject to cancellation. Beaver Lake is in compliance with the terms of the Beaver Lake Permits except where the failure to so comply could not reasonably be expected to have a Beaver Lake MAE. Beaver Lake has not violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any federal, provincial or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Beaver Lake's business, assets or operations, except for violations and failures to comply that would not have a Beaver Lake MAE.

(n) Contracts Section 7 to the Beaver Lake Disclosure Letter contains a complete list of the following contracts, agreements, arrangements, ownership interests and commitments: (i) all employment or consulting contracts or agreements to which Beaver Lake is contractually obligated; (ii) current leases, sales contracts and other agreements with respect to any property, real or personal, of Beaver Lake or to which Beaver Lake is contractually obligated; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $50,000 to which Beaver Lake is obligated; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money, to which Beaver Lake is a party or any of their respective properties is bound;
         (v) all corporations, partnerships, limited liability companies and other entities in which Beaver Lake owns or has owned, directly or indirectly, a material equity interest, (vi) all material indemnification and guaranty or other similar obligations to which Beaver Lake is bound and which the officers of Beaver Lake or any Beaver Lake Subsidiary, after reasonable investigation, are aware,
         (vii) any outstanding bonds, letters of credit posted or guaranteed by Beaver Lake with respect to any Person, (viii) any covenants not to compete or other obligations affecting Beaver Lake that would restrict Greka or its Affiliates from engaging in any business or activity of which the officers of Beaver Lake are aware, after reasonable investigation (ix) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business, not cancellable by Beaver Lake within 30 calendar days, (x) contracts, agreements, arrangements or commitments, other than the foregoing, that could reasonably be considered to be material to Beaver Lake or any Beaver Lake Subsidiary, taken as a whole.

(o)      Title to Property

         (i) Other than as disclosed in the Beaver Lake Disclosure Letter, the Beaver Lake Assets are free and clear of any liens, royalties, production payments, charges, adverse claims, demands or encumbrances created by, through or under Beaver Lake or of which Beaver Lake has knowledge.

         (ii) Beaver Lake and each of the Beaver Lake Subsidiaries has complied in all material respects with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect. Beaver Lake and each of the Beaver Lake Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

(p)      Beaver Lake Assets

         (i) Beaver Lake has made available to Sproule prior to the issuance of the Sproule Report, all information material to an adequate determination of the oil and gas reserves of Beaver Lake, none of such information contained a misrepresentation and there has been no material adverse change to the oil and gas reserves of Beaver Lake since the Sproule Report.

         (ii) Beaver Lake has not received any notices of material violation or alleged material violation of the provisions of any agreement in respect of the Beaver Lake Assets and to the best of the knowledge, information and belief of Beaver Lake, the properties and lands comprising the Beaver Lake Assets have been drilled, developed and operated in accordance with all material agreements that relate to them except as disclosed in the Disclosure Letter.

         (iii) Beaver Lake has performed, observed and satisfied all of its material duties, liabilities, obligations and covenants required to be satisfied, performed and observed by it under, and is not in material default under or in material breach of, the terms of any material leases or agreements pertaining to the Beaver Lake Assets.

         (iv) All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Beaver Lake Assets or the production of petroleum and natural gas or the receipt of proceeds therefrom payable in respect of or in relation to substantially all of the Beaver Lake Assets have been properly and fully paid and discharged.

         (v) There is no material circumstance, matter or thing known to Beaver Lake which indicates in any manner that it may not hold good and marketable title to any material portion of the Beaver Lake Assets.

         (vi) All material documents and agreements of whatsoever nature and kind affecting the title to the Beaver Lake Assets which are in the possession of Beaver Lake or of which Beaver Lake is otherwise aware have been disclosed to Greka.

         (vii) There is no fact or circumstance known to Beaver Lake which materially adversely affects the aggregate production of petroleum and natural gas from the properties and lands comprising the Beaver Lake Assets except as disclosed in the Disclosure Letter.

         (viii) To the best of its knowledge, Beaver Lake has done no act or thing, nor has Beaver Lake suffered or permitted any act or omission, whereby its title to the Beaver Lake Assets may be cancelled or terminated.

         (ix) All producing wells and facilities operated by Beaver Lake or, where such wells or facilities are operated by operators acting on its behalf, to the best of Beaver Lake's knowledge, are in good and operable condition, and are not subject to any production or other penalties imposed by applicable leases or legislation which would materially impair the value of the Beaver Lake Assets.

         (x) All wells operated by Beaver Lake or where such wells are operated by operators acting on its behalf, to the best of Beaver Lake's knowledge, have been drilled, completed, shut-in, abandoned, suspended and operated, as the case may be, in accordance with applicable laws, rules, regulations, orders and lawful directions of governmental or other competent authorities.

         (xi) Beaver Lake is receiving substantially all of its revenue from the production of petroleum and natural gas from the Beaver Lake Assets on what it considers to be a timely basis and, except as security for its revolving operating line, it has not assigned or otherwise encumbered same.

(q) Insurance Policies Beaver Lake will retain insurance policies, in accordance with industry standards. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of the size of Beaver Lake and in the business in which Beaver Lake is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Beaver Lake has been recorded in Beaver Lake's financial statements in accordance with Canadian generally accepted accounting principles and are reflected in the financial statements contained in the Beaver Lake Commission Filings.

(r) Information Supplied The information included or incorporated by reference in the Proxy Circular (except for any information supplied or to be supplied by Greka) shall, at the date the Proxy Circular is first mailed to Beaver Lake Common Shareholders and at the time of the Beaver Lake Shareholders Meeting, be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Alberta)). The Proxy Circular will comply as to form in all material respects with the requirements of the Securities Act (Alberta) and the rules and regulations thereunder.

(s) Sales into the United States Revenues from sales of goods and services attributable to the business of Beaver Lake into and for use in the United States have, for each of the three years preceding the date hereof, been less than an aggregate total of US$25 million. The aggregate total book value of the assets in the United States of Beaver Lake is less than US$15 million.

(v) Beaver Lake Options Beaver Lake has terminated the granting of options under the Beaver Lake Stock Option Plan and has negotiated the cancellation and termination of all unexercised Beaver Lake Options effective on or before the Effective Date and prior to the filing of the Articles of Arrangement at a cost to Beaver Lake per share not exceeding the difference between 45(cent) and the exercise price of the options.

                                    ARTICLE 4
                            COVENANTS OF Beaver Lake

4.1      Conduct of Business by Beaver Lake Pending the Arrangement

         Beaver Lake covenants and agrees that, from the date of this Agreement until the earlier of the Effective Date or the date of termination of this Agreement, unless Greka shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

(a) The business of Beaver Lake shall be conducted and shall not take any action except in, the ordinary course of business and consistent with past practice.

(b)      Beaver Lake shall not directly or indirectly  do any of the  following:
         (i) issue, sell, pledge, dispose of or encumber any share capital of Beaver Lake except for the issuance of Beaver Lake Common Shares upon the exercise of outstanding Beaver Lake Options; (ii) split, combine, or reclassify any outstanding share capital, or declare, set aside, or pay any dividend payable in cash, shares, property, or otherwise with respect to its share capital whether now or hereafter outstanding;
         (iii) redeem, purchase or acquire or offer to acquire any of its share capital; (iv) grant any options to purchase any shares of Beaver Lake or any Beaver Lake Subsidiary; (v) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or all or substantially all of the assets of any corporation, partnership, joint venture, or other entity; (vi) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 4.1(b); (vii) amend its articles or bylaws; or (viii) reorganize, amalgamate or merge with any other Person.

(c) Beaver Lake shall allow Greka and its representatives and agents full access during normal business hours, to all of the assets, properties, books, records, agreements and commitments of each of Beaver Lake and its subsidiaries and provide all such information concerning Beaver Lake and its subsidiaries as Greka may reasonably request.

(d)      Until the Effective Date, Beaver Lake shall:

         (i) conduct its operations in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice, any operating and other agreements applicable to the Beaver Lake Assets and within its usual areas of exploration except as otherwise contemplated by this Agreement or as otherwise agreed to in writing by Greka;

         (ii) in all material respects, conduct itself so as to keep Greka fully informed as to the decisions required with respect to the most advantageous methods in Beaver Lake's opinion of exploring, operating and producing from the Beaver Lake Assets and promptly disclose in writing to Greka all material adverse changes, if any, in the Beaver Lake Assets or in its interest therein;

         (iii) except in respect of existing commitments, not make or authorize, without prior written consent of Greka, any single capital expenditure in respect of any of its properties or assets which exceeds $50,000, otherwise than in the event of a catastrophe or other event endangering life, property or the environment;

         (iv) take no action which would be outside the ordinary course of business or which may result in a Beaver Lake MAE;

         (v)      not  enter  into  any  employment,   consulting  or  severance
                  agreement or other similar arrangement with any director or senior officer of Beaver Lake or any other Person; and

         (vi) maintain insurance on and in respect of all of its properties and assets in like kind to, and in an amount not less than the amount of, insurance in respect of its properties and assets in effect on the date hereof.

(e) Beaver Lake shall not sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of Beaver Lake's properties or assets in an amount in excess of $50,000 in the aggregate.

(f) Beaver Lake shall not, directly or indirectly, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Beaver Lake or the guarantee of any debt securities of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or make or permit to remain outstanding any loans, advances or capital contributions to, or investments in, any other Person, other than to Beaver Lake.

(g)      Beaver Lake shall not make any election relating to taxes.

(h)      Beaver Lake shall not change any accounting principle used by it.

(i) Beaver Lake shall use its reasonable efforts (i) to preserve intact the business organization of Beaver Lake, (ii) to maintain in effect any material authorizations or similar rights of Beaver Lake, (iii) to preserve the goodwill of those having material business relationships with it, (iv) to maintain and keep each of Beaver Lake's properties in the same repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty and (v) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it.

(j) Beaver Lake shall not authorize any of, or commit or agree to take any of, or permit any Beaver Lake Subsidiary to take any of, the foregoing actions to the extent prohibited by the foregoing and shall not, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Arrangement set forth in Article 6 not being satisfied. Beaver Lake promptly shall advise Greka orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Beaver Lake taken as a whole, or cause a Beaver Lake MAE.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

5.1      Cooperation; Consents and Approvals

(a) Beaver Lake shall use all reasonable efforts to, as soon as practicable, complete the preparation of the Proxy Circular as agreed with Greka and, subject to the grant of the Interim Order, to mail to the Beaver Lake Common Shareholders and file in all jurisdictions where required the Proxy Circular and other documentation required in connection with the Beaver Lake Shareholders Meeting, all in accordance with National Policy No. 41 of the Canadian Securities Administrators, the Interim Order and applicable law, and Beaver Lake shall use all reasonable efforts, subject to the grant of the Interim Order, to as soon as practicable and in any event on the date specified in the Interim Order, to convene the Beaver Lake Shareholders Meeting for the purpose of approving the Arrangement and this Agreement in accordance with the Interim Order.

(b) Beaver Lake shall ensure that the Proxy Circular complies with all applicable disclosure laws as they relate to the disclosure of information regarding Beaver Lake and, without limiting the generality of the foregoing, provides the Beaver Lake Common Shareholders to which such circular is sent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them.

(c) Subject to the terms and conditions set forth in Section 5.5 and the fiduciary obligations of the Board of Directors of Beaver Lake with respect to such matters, the Board of Directors of Beaver Lake (i) shall recommend at such meeting that the Beaver Lake Common Shareholders vote to adopt and approve the Arrangement and this Agreement (the "Recommendation"), (ii) shall use its reasonable efforts to solicit from the Beaver Lake Common Shareholders proxies in favour of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its shareholders in favour of the adoption and approval of the Arrangement and this Agreement.

5.2      Filings; Consents; Reasonable Efforts

         Subject to the terms and conditions set forth in Section 5.5 and the fiduciary obligations of the Board of Directors of Beaver Lake with respect to such matters, Beaver Lake and Greka shall (i) make all necessary filings with respect to the Arrangement and this Agreement under applicable securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Arrangement; (iii) use reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; and (iv) will permit the review by each other of all documents to be filed with the Court or to be sent to the Beaver Lake Common Shareholders with respect to the Beaver Lake Shareholders Meeting.

5.3      Notification of Certain Matters

         Beaver Lake shall give prompt notice to Greka, and Greka shall give prompt notice to Beaver Lake, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Date; and (ii) any material failure of Beaver Lake, or Greka, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it hereunder.

5.4      Expenses

         All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Arrangement is consummated.

5.5      Better Offers

(a) Nothing herein is intended to restrict Greka or the Board of Directors of Beaver Lake from soliciting or considering alternative bona fide proposals or offers from any Person other than Greka relating to the acquisition, merger, amalgamation, arrangement, or purchase of Beaver Lake or of material assets or any ownership interest of or in Beaver Lake or any similar business combination transaction (any of the
         foregoing   proposals  or  offers  being   referred  to  herein  as  an
         "Acquisition Proposal"). In such event, the party receiving the Acquisition Proposal shall promptly advise the other parties hereto orally and in writing of the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal. Prior to Beaver Lake providing any information concerning Beaver Lake to such Person, such Person shall sign a confidentiality agreement substantially similar to the confidentiality agreement signed by Greka. Beaver Lake shall keep Greka fully informed of the status and details of any such Acquisition Proposal.

(b) If a competing bona fide Acquisition Proposal is made which, having regard to all of the terms and conditions thereof (including any conditions in respect of financing), is more favourable from a financial point of view to the Beaver Lake Common Shareholders, then the board of directors of Beaver Lake may amend or withdraw the Recommendation provided that, in the opinion of the directors, acting in good faith and upon the advice of their financial and legal advisors, the directors' fiduciary duties under applicable law would require amendment or withdrawal of the Recommendation. In such event, Beaver Lake shall be relieved of its obligations under Section 5.1(c) and 5.2(iii); provided however, that nothing herein shall relieve Beaver Lake of its obligation to convene the Beaver Lake Shareholders Meeting on August 7, 1998 to allow shareholders to consider the Arrangement and, if the Arrangement is approved by the requisite vote of the Beaver Lake Common Shareholders, to perform its obligations hereunder (including, without limitation, its obligations pursuant to Section 5.2 and Section 5.6(c) and (d)).

5.6      Mutual Agreements

         Each of Greka, Beaver Lake covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it:

(a) in the case of Beaver Lake, will in a timely and expeditious manner, but in any event not later than June 30, 1998, file, proceed with and diligently prosecute an application to the Court under the ABCA for an Interim Order with respect to the Arrangement;

(b) will, in a timely and expeditious manner, carry out the terms of the Interim Order, provided that nothing shall require a party to consent to any modification of this Agreement, the Arrangement or such party's obligations hereunder;

(c) will, subject to the approval of the Arrangement at the Beaver Lake Shareholders Meeting in accordance with the provisions on the Interim Order, forthwith, but in any event not later than September 15, 1998, file, proceed with and diligently prosecute together with the other parties hereto an application for the Final Order; and

(d) will forthwith carry out the terms of the Final Order and will, together with the other parties, file Articles of Arrangement and the Final Order with the Registrar in order for the Arrangement to become effective on or before September 15, 1998, provided that nothing shall require a party to consent to any modification of this Agreement, the Arrangement or such party's obligations hereunder.

5.7      Deposit of Greka Stock

         Greka shall deposit with the Depositary the shares of Greka Common Stock required for the exchange of Beaver Lake Common Shares held by Beaver Lake Common Shareholders other than Greka pursuant to this Agreement and the Plan of Arrangement and Greka shall irrevocably direct the Depositary to exchange the Beaver Lake Common Shares held by such holders with the shares of Greka Common Stock deposited.

                                    ARTICLE 6
                                   CONDITIONS

6.1      Conditions to Obligation of Each Party to Effect the Arrangement

         The respective obligations of each party to effect the Arrangement shall be subject to the fulfilment at or prior to the Effective Date of the following conditions.

(a) This Agreement and the Arrangement shall have been approved and adopted by the requisite vote of the Beaver Lake Common Shareholders as may be required by law, by the Court, by the rules of the ASE, by Policy 9.1 and by any applicable provisions of the Beaver Lake Articles or its bylaws;

(b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal, provincial or state court or governmental agency or other foreign, federal or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Arrangement;

(c) There shall have been obtained any and all material permits, approvals and consents of securities commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Arrangement and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Beaver Lake MAE or Greka MAE; and

(d) There shall have been obtained all approvals and consents of third Persons (i) the granting of which is necessary for the consummation of the Arrangement or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a Beaver Lake MAE or a Greka MAE, including the receipt of the Interim Order and the Final Order.

6.2      Additional Conditions to Obligation of Greka

         The obligation of Greka to effect the Arrangement is, at the option of Greka , also subject to the fulfilment at or prior to the Effective Date of the following conditions:

(a)      The  representations and warranties of Beaver Lake contained in Section
         3.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Effective Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Beaver Lake on or before the Effective Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Effective Date and signed by the president of Beaver Lake shall have been delivered to Greka and Greka shall have no knowledge to the contrary;

(b) There shall not have occurred or exist any fact or condition that would reasonably result in a Beaver Lake MAE or would constitute a material fixed or contingent liability to Beaver Lake, and Greka shall have received a certificate signed by the president of Beaver Lake dated the Effective Date to such effect;

(c) The Recommendation shall have been made and not withdrawn or altered in any manner detrimental to the Arrangement;

(d) There shall be no more than 5% of the total issued and outstanding Beaver Lake Common Shares having exercised rights of dissent in relation to the Arrangement approved at the Beaver Lake Shareholders Meeting;

(e) Greka shall have received from McCaffery Goss Mudry, counsel to Beaver Lake, an opinion dated the Effective Date covering customary matters relating to this Agreement and the Arrangement;

(f) Greka shall be reasonably satisfied that immediately prior to the Effective Date no Person has any agreement or option or any right or privilege (whether by law, preemptive right, contract or otherwise) capable of becoming an agreement, option, right or privilege for the purchase, subscription, allotment or issuance of any unissued securities of Beaver Lake;

(g) All Beaver Lake options shall have been or terminated and cancelled effective on or before the Effective Date; and

(h) Greka shall have received from Beaver Lake a list of such Persons, if any, that Greka, after discussions with counsel for Beaver Lake, believes may be "affiliates" of Beaver Lake (the "Beaver Lake Affiliates"), within the meaning of Rule 145 promulgated under the Securities Act. Beaver Lake shall deliver or cause to be delivered to Greka an undertaking by each Beaver Lake Affiliate in form satisfactory to Greka that no Greka Common Stock received or to be received by such Beaver Lake Affiliate pursuant to the Arrangement will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 144 or Rule 145(d) promulgated under the Securities Act or another exemption from registration under the Securities Act.

6.3      Additional Conditions to Obligations of Beaver Lake

         The obligation of Beaver Lake to effect the Arrangement is, at the option of Beaver Lake, also subject to the fulfilment at or prior to the Effective Date of the following conditions:

(a) The representations and warranties of Greka contained in Section 3.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Effective Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Greka on or before the Effective Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Effective Date and signed by the chief executive officer of Greka shall have been delivered to Beaver Lake and Beaver Lake shall have no knowledge to the contrary;

(b) There shall not have occurred or exist any fact or condition that would reasonably result in a Greka MAE and Beaver Lake shall have received a certificate signed by the chief executive officer of Greka dated the Effective Date to such effect;

(c) Beaver Lake shall have received from o, Canadian counsel to Greka , an opinion dated the Effective Date covering customary matters relating to this Agreement and the Arrangement and an opinion from o, United States counsel to Greka dated the Effective Date covering customary matters relating to the laws of the United States, with respect to this Agreement and the Arrangement; and

(d) Greka shall have deposited with the Depositary the shares of Greka Common Stock required for the exchange of the Beaver Lake Common Shares held by Beaver Lake Common Shareholders other than Greka pursuant to this Agreement and the Plan of Arrangement and Greka shall have irrevocably directed the Depositary to exchange the Beaver Lake Common Shares held by such holders with the shares of Greka Common Stock deposited.

                                    ARTICLE 7
                                  MISCELLANEOUS

7.1      Termination

         This Agreement may be terminated and the Arrangement and the other transactions contemplated herein may be abandoned at any time prior to the Effective Date, whether prior to or after approval by the Beaver Lake Common
Shareholders:

(a)      by mutual written consent of Greka, and Beaver Lake;

(b) by Greka or Beaver Lake if (i) the Arrangement has not been consummated on or before August 15, 1999 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfil any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Arrangement to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued a permanent order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Arrangement; or (iii) the Beaver Lake Common Shareholders shall not approve the Arrangement at the Beaver Lake Shareholders Meeting or at any adjournment thereof; (c) by Beaver Lake if (i) Greka shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Greka of written notice from Beaver Lake of such breach and is existing at the time of termination of this Agreement); or (ii) any representation or warranty of Greka contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Greka of written notice from Beaver Lake of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Date as if made on and as of the Effective Date (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Greka MAE, assuming the effectiveness of the Arrangement;

(d) by Greka if (i) Beaver Lake shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Beaver Lake at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Beaver Lake of written notice from Greka of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Beaver Lake contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Beaver Lake of written notice from Greka of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Date as if made on and as of the Effective Date (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Beaver Lake MAE assuming the effectiveness of the Arrangement; or (iii) the Board of Directors of Beaver Lake withdraws, modifies or changes the Recommendation in a manner adverse to Greka or shall have resolved to do any of the foregoing.

7.2      Effect of Termination

         In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Greka, or Beaver Lake, except such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or of any of its covenants or agreements set forth in this Agreement.

7.3      Waiver and Amendment

         Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the Beaver Lake Common Shareholders, this Agreement may only be amended without further authorization if such amendment is not prejudicial to the Beaver Lake Common Shareholders and is not otherwise prohibited by law. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

7.4      Nonsurvival of Representations and Warranties

         The representations and warranties in this Agreement shall remain in effect only until the Effective Date, at which time they will expire.

7.5      Public Statements

         Beaver Lake and Greka agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

7.6      Assignment

         This Agreement shall enure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

7.7      Notices

         All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to Beaver Lake:         Beaver Lake Resources Corporation
                           1204 Dome Tower - Toronto Dominion Square
                           333 - 7th Avenue S.W.
                           Calgary, Alberta, Canada T2P 2Z1
                           Attn: President
                           Facsimile: 403 269-5585

with a copy to:            McCaffery Goss Mudry
                           3200, 421 - 7th Avenue S.W.
                           Calgary, Alberta, Canada T2P 4K9
                           Attn: J. Prescott Pritchard
                           Facsimile: 403 260-1418

if to Greka:               Ballard, Spahr, Andres & Ingersoll
                           1225 - 17th Street, Suite 2300
                           Denver, Colorado, U.S.A. 80202
                           Attn: Mr. Brian Davidson
                           Facsimile: 303-812-1510
with a copy to:            May Jensen Gruber Shawa
                           #1220, 407 - 2nd Street S.W.
                           Calgary, Alberta, Canada T2P 4K7
                           Attn: Mr. Glen Solomon
                           Facsimile: 403

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

7.8      Governing Law

         All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.

7.9      Severability

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

7.10     Counterparts

         This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.11     Entire Agreement: Third Party Beneficiaries

         This Agreement, the Plan of Arrangement and the Other Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.

7.12     Beaver Lake Disclosure Letter

         The Beaver Lake Disclosure Letter, executed by Beaver Lake as of the date hereof, and delivered to Greka on the date hereof, contains all disclosure required to be made by Beaver Lake under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Beaver Lake Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement. 7.13 Currency

         References to "$" or "dollars" in this Agreement are to the lawful currency of Canada unless otherwise specified.

7.14     Number and Gender

         In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.

7.15     Divisions, Headings, etc.

         Division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms "herein", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section, subsection, paragraph or other portion hereof and include any exhibits or appendices hereto and any agreement or instruments supplementary or ancillary hereto.

7.16     Date of Any Action

         In the event that any date on which an action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day that is a Business Day.

         IN WITNESS WHEREOF, each of the parties caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          GREKA ENERGY CORPORATION



                                          By:
                                             ------------------------------
                                             RANDEEP GREWAL


                                          BEAVER LAKE RESOURCES CORPORATION



                                          By:
                                             ------------------------------
                                             HERBERT R. MILLER

                                    Exhibit 1

                               PLAN OF ARRANGEMENT
                          MADE PURSUANT TO SECTION 186
                   OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions

         In this Plan of Arrangement, the following terms shall have the following meanings respectively:

"ABCA" means the Business Corporations Act (Alberta), S.A. 1981, C. B-15, as amended from time to time, including the regulations promulgated thereunder;

"Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with this Plan of Arrangement or at the direction of the Court in the Final Order;

"Arrangement Agreement" means the agreement by and between Greka, and Beaver Lake dated June o, 1999 relating to the Arrangement;

"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the ABCA to be sent to the Registrar after the Final Order is made;

"Business Day" means, with respect to any action to be taken, any day other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken;

"Court" means the Court of Queen's Bench of Alberta;

"Depositary" means Montreal Trust Company of Canada at its offices located at 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8;

"Effective Date" means the date the Articles of Arrangement are accepted for filing by the Registrar;

"Greka" means Greka Energy Corporation, a corporation incorporated under the laws of the State of Colorado;

"Greka Common Stock" means the common stock of Greka;

"Final Order" means the final order of the Court made in connection with the approval of the Arrangement, providing, among other things, for the coming into effect of the Arrangement;

"Interim Order" means the interim order of the Court made in connection with the approval of the Arrangement;

"Plan of Arrangement" means this plan of arrangement, as amended or supplemented from time to time;

"Registrar" means the Registrar of Corporations appointed pursuant to section 253 of the ABCA;

"Beaver   Lake"  means  Beaver  Lake   Resources   Corporation,   a  corporation
incorporated pursuant to the ABCA;

"Beaver  Lake Common  Shares"  means the common  shares in the capital of Beaver
Lake;

"Beaver Lake Common Shareholders" means the holders of the Beaver Lake Common Shares;

"Beaver Lake Shareholders Meeting" means the special meeting of the shareholders of Beaver Lake (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;

"Share Exchange Ratio" means 74.40 Beaver Lake Common Shares for each share of Greka Common Stock.

1.2      Currency

         References to "$" or "dollars" in this Plan of Arrangement are to the lawful currency of Canada unless otherwise specified.

1.3      Number and Gender

         In this Plan of Arrangement, words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.

1.4      Divisions, Headings, etc.

         Division of this Plan of Arrangement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms "herein", "hereof", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph or other portion hereof and include any exhibits or appendices hereto and any agreement or instruments supplementary or ancillary hereto.

1.5      Date of Any Action

         In the event that any date on which an action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day that is a Business Day.

                                    ARTICLE 2
                          EFFECT OF PLAN OF ARRANGEMENT

2.1      Arrangement Agreement

         This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of the Arrangement Agreement.

2.2      Effectiveness of the Arrangement

         The steps of the Arrangement set forth in Article 3 hereof shall occur on the Effective Date effective upon the acceptance for filing of the Articles of Arrangement by the Registrar in the order in which such steps appear in this Plan of Arrangement and without any further act or formality.

2.3      Binding Effect

         This Plan of Arrangement shall be binding on all Beaver Lake Common Shareholders, Greka and Beaver Lake upon the acceptance for filing of the Articles of Arrangement by the Registrar.

2.4      Effectiveness of Provisions

         The Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective.

                                    ARTICLE 3
                                 THE ARRANGEMENT

3.1      Steps of the Arrangement

         On the Effective Date, each of the events set out below shall occur and be deemed to occur in the sequence set out therein without further act or formality:

(a) each issued and outstanding Beaver Lake Common Share held other than by Greka (other than Beaver Lake Common Shares which are deemed to have been cancelled pursuant to Section 5.1(a)) shall be, and be deemed to be, exchanged for Greka Common Stock on the basis of one share of Greka Common Stock for every 74.40 Beaver Lake Common Shares. If the application of the foregoing exchange ratio to the aggregate number of Beaver Lake Common Shares beneficially owned by a Beaver Lake Common Shareholder would result in such holder being entitled to receive a fraction of a share of Greka Common Stock, then in respect of such fraction the holder shall receive a cash payment from Greka for an amount equal to the fractional interest multiplied by the simple average closing price of the Greka Common Stock on the NASDAQ on the last three Business Days immediately preceding the Effective Date;

3.2      Effect of the Arrangement
(a) No notice to the holders of the Beaver Lake Common Shares shall be required to effect the exchange of Beaver Lake Common Shares for shares of Greka Common Stock pursuant to Section 3.1(a) and upon the deposit of a sufficient number of shares of Greka Common Stock to effect the exchange being deposited with the Depositary, the Beaver Lake Common Shares are, and shall for all purposes be deemed to be, exchanged as of the Effective Date for shares of Greka Common Stock and thereafter a holder of Beaver Lake Common Shares whose shares are to be exchanged shall not, as such, have any rights against Beaver Lake.

(b) Upon surrendering the certificate for Beaver Lake Common Shares, each former holder of Beaver Lake Common Shares (other than Greka) shall be entitled to receive shares of Greka Common Stock in exchange for the Beaver Lake Common Shares held by that holder, plus any declared and unpaid dividends on such shares.

(c) With respect to each Beaver Lake Common Share to which Section 3.1(a) or Section 3.1(c) applies, the holder thereof shall cease to be a holder of such shares and such holder's name shall be removed from the register of Beaver Lake Common Shares with respect to such shares shall be registered as the holder of such shares.

                                    ARTICLE 4
                      OUTSTANDING CERTIFICATES AND PAYMENTS

4.1      Beaver Lake Outstanding Certificates

         Subject to Section 5.1, after the Effective Date, certificates formerly representing Beaver Lake Common Shares held by Beaver Lake Common Shareholders other than Greka shall represent only the right to receive certificates representing shares of Greka Common Stock that the former holder of such Beaver Lake Common Shares is entitled to receive pursuant to Article 3, subject to compliance with the requirements set forth in this Article 4.

4.2      Letter of Transmittal

         As soon as practicable after the Effective Date, Beaver Lake shall forward or cause to be forwarded to each Beaver Lake Common Shareholder (other than those Beaver Lake Common Shareholders who have exercised their dissent rights) at the address of such holder as it appears in the share register of Beaver Lake and to Greka, a letter of transmittal containing, among other things, instructions for obtaining delivery of the shares of Greka Common Stock pursuant to this Plan of Arrangement. Such shareholders shall be entitled to receive certificates representing the shares of Greka Common Stock upon delivering the certificate formerly representing such holder's Beaver Lake Common Shares to the Depositary or as the Depositary may otherwise direct and in accordance with the instructions contained in the letter of transmittal. Such certificate shall be accompanied by the letter of transmittal, duly completed, and such other documents as the Depositary may reasonably require.

4.3      Registration

         In respect of Beaver Lake Common Shareholders other than Greka, the Depositary shall register shares of Greka Common Stock in the name of each such shareholder or as otherwise instructed in the letter of transmittal, and shall deliver such shares of Greka Common Stock as each such holder may direct in such letter of transmittal, as soon as practicable after receipt by the Depositary of such documents.

4.4      Rights Extinguished

         After the Effective Date, the Beaver Lake Common Shareholders (other than Greka) shall not be entitled to any interest, dividend, premium or other payment on or with respect to Beaver Lake Common Shares other than the shares of Greka Common Stock that they are entitled to receive pursuant to this Plan of Arrangement. After the Effective Date, Greka shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Beaver Lake Common Shares that Greka is entitled to receive pursuant to this Plan of Arrangement.

                                    ARTICLE 5
                           SHAREHOLDER DISSENT RIGHTS

5.1      Dissent Rights

         Beaver Lake Common Shareholders who have given a demand for payment that remains outstanding on the Effective Date in accordance with the rights of dissent in respect of the Plan of Arrangement granted by the Interim Order and who:

(a) are ultimately entitled to be paid for the Beaver Lake Common Shares in respect of which they dissent in accordance with the provisions of such Interim Order whether by order of a Court (as defined in the ABCA) or by acceptance of an offer made pursuant to such Interim Order, shall be deemed to have transferred such Beaver Lake Common Shares to Beaver Lake for cancellation immediately prior to the implementation of the Arrangement on the Effective Date and such shares shall be deemed to no longer be issued and outstanding as of the Effective Date; or

(b) are ultimately not so entitled to be paid for the Beaver Lake Common Shares in respect of which they dissent for any reason, shall not be, or be reinstated as, shareholders of Beaver Lake but for purposes of receipt of consideration shall be treated as if they had participated in this Plan of Arrangement on the same basis as a non-dissenting holder of Beaver Lake Common Shares and such holders shall accordingly be entitled to receive shares of Greka Common Stock as such non-dissenting holders are entitled to receive on the basis determined in accordance with Article 3 and shall be deemed to have transferred Beaver Lake Common Shares as of the Effective Date.

                                    ARTICLE 6
                                   AMENDMENTS

6.1      Amendments

(a) This Plan of Arrangement may be amended, modified and/or supplemented at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document that is (a) agreed to by each of the parties to the Arrangement Agreement, (b) filed with the Court, and, if made following the Beaver Lake Shareholders Meeting, approved by the Court, and (c) communicated to holders of Beaver Lake Common Shares in the manner required by the Court (if so required).

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Beaver Lake at any time prior to or at the Beaver Lake Shareholders Meeting (provided that each of the parties to the Arrangement Agreement shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Beaver Lake Shareholders Meeting (other than as may be required under the Court's interim order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Beaver Lake Shareholders Meeting shall be effective only (i) if it is consented to by each of the parties to the Arrangement Agreement, and (ii) if required by the Court or Applicable law, it is consented to by the holders of the Beaver Lake Common Shares.